News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS THIRD QUARTER 2014 RESULTS

Philadelphia, PA - October 16, 2014. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2014.

Third Quarter Highlights

•	Income per diluted share $1.76; before certain items $1.36 versus $1.04 in 2013

•	YTD income per diluted share $2.70; before certain items $2.94 compared to $2.50 in 2013

•	Entered into agreement to acquire Mexican beverage packaging company EMPAQUE from Heineken N.V.

Net sales in the third quarter grew to $2,594 million over the $2,389 million in the third quarter of 2013 primarily due to the impact of the Mivisa acquisition.

Segment income (a non-GAAP measure) rose to $328 million in the third quarter over the $281 million in the third quarter of 2013 primarily due to improvements in North America Food and Asia Pacific along with contributions from the Mivisa acquisition.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are pleased with our performance during the third quarter as sales, segment income and income per share before certain items all increased significantly.  The integration of the Mivisa acquisition is proceeding according to plan and European food can demand in the third quarter was strong.  Demand for beverage cans was robust throughout our developing market portfolio and was particularly strong in Southeast Asia and Turkey.

“We are fortunate to have reached an agreement to acquire EMPAQUE, Mexico’s leading producer of beverage cans.  This acquisition will significantly enhance Crown’s position in beverage packaging, both regionally and globally.  In North America, we will become the second largest beverage can producer, supplying over 24 billion cans annually to a balanced portfolio of beer and soft drink customers.  On a global basis, over 50% of our beverage can revenue will be in the faster growing developing regions. In addition, we will add to Crown the Western Hemisphere’s largest bottle cap business and an excellent Mexican glass bottle business.”

Interest expense in the third quarter was $64 million compared to $58 million in the third quarter of 2013 primarily due to higher average debt outstanding.

Net income attributable to Crown Holdings in the third quarter was $244 million compared to $101 million in the third quarter last year. Income per diluted share was $1.76 in the third quarter compared to $0.73 in the third quarter of 2013. Net income per diluted share before certain items increased to $1.36 over the $1.04 in the third quarter of 2013.

During the third quarter of 2014, the Company recorded an income tax benefit of $90 million in connection with the reversal of tax valuation allowances in France. Also in the third quarter, the Company issued €650 million of 4.0% senior notes due 2022 and recorded a charge of $34 million ($27 million net of tax) for premiums paid and the write off of deferred financing fees in connection with the redemption of its outstanding €500 million senior notes due 2018.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

On August 31, 2014 the Company entered into a definitive agreement to acquire EMPAQUE, a leading Mexican manufacturer of aluminum cans and ends, bottle caps and glass bottles for the beverage industry, from Heineken N.V., in a cash transaction valued at $1.225 billion, subject to adjustment. The acquisition is subject to customary closing conditions, including competition authority approval. As previously announced, EMPAQUE is expected to contribute between $0.15 and $0.20 to Crown’s earnings per share on an annual basis before synergies, but including estimated amortization and depreciation for purchase accounting adjustments.
A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Nine Month Results
Net sales for the first nine months of 2014 rose to $6,970 million over the $6,585 million in the first nine months of 2013, reflecting the impact of the Mivisa acquisition and increased global beverage can volumes.

Segment income in the first nine months of 2014 grew to $813 million from the $749 million in the first nine months of 2013 primarily due to increased beverage can volumes and contributions from the Mivisa acquisition.

Interest expense for the first nine months of 2014 was $188 million compared to $179 million in the same period of 2013, reflecting higher average debt outstanding.

Net income attributable to Crown Holdings for the first nine months of 2014 was $374 million compared to $275 million in the first nine months of 2013. Income per diluted share for the first nine months of 2014 grew to $2.70 compared to $1.94 in the same period last year. Net income per diluted share before certain items increased to $2.94 over the $2.50 in 2013.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Segment income is defined by the Company as gross profit excluding the impact of fair value adjustments to inventory acquired in an acquisition and the timing impact of hedge ineffectiveness, less selling and administrative expense. Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures and certain other items. In addition, the information presented regarding net income before certain items and income per diluted share before certain items does not conform to U.S. GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items and income per diluted share before certain items are useful in evaluating the Company’s operations. Segment income, free cash flow, net income before certain items and income per diluted share before certain items are derived from the Company’s Consolidated Statements of Operations and Cash Flows, as applicable, and reconciliations to segment income, free cash flow, net income before certain items and income per diluted share before certain items can be found within this release.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Conference Call
The Company will hold a conference call tomorrow, October 17, 2014 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9341 or toll-free (877) 918-2313 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 24. The telephone numbers for the replay are (203) 369-3269 or toll free (800) 391-9853.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to grow sales, segment income and income per share before certain items, to successfully close the acquisition of EMPAQUE and the timing of required approvals, and to successfully integrate its acquisitions of Mivisa and EMPAQUE, the level of future customer demand for food cans in Europe and beverage cans in Southeast Asia, Turkey and other markets in which the Company and EMPAQUE participate, the Company’s ability to generate sufficient income to realize tax benefits in France, the accuracy of estimated amortization and depreciation amounts in connection with the EMPAQUE acquisition, the earnings per share contribution from EMPAQUE, if any, in 2015 and thereafter, and any synergies that may be realized from the EMPAQUE acquisition that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2013 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President Investor Relations and Corporate Affairs, (215) 552-3720
Edward J. Bisno, Bisno Communications, (212) 717-7578

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$2,594	$2,389	$6,970	$6,585

Cost of products sold	2,119	1,961	5,740	5,419
Depreciation and amortization	53	34	135	98
Gross profit (1)	422	394	1,095	1,068
Selling and administrative expense	95	113	302	319
Restructuring and other	8	31	91	39
Foreign exchange	(2)	(2)	4	—
Interest expense	64	58	188	179
Interest income	(2)	(1)	(5)	(4)
Loss from early extinguishment of debt	34	—	34	38
Income before income taxes	225	195	481	497

Provision for income taxes	(41)	67	42	146
Equity earnings	—	(1)	—	(2)
Net income	266	127	439	349

Net income attributable to noncontrolling interests	(22)	(26)	(65)	(74)
Net income attributable to Crown Holdings	$244	$101	$374	$275
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.78	$0.73	$2.73	$1.96
Diluted	$1.76	$0.73	$2.70	$1.94

Weighted average common shares outstanding:
Basic	137,378,646	137,821,990	137,148,914	140,484,130
Diluted	138,662,223	139,154,205	138,435,783	141,873,439
Actual common shares outstanding	138,907,411	138,047,748	138,907,411	138,047,748

(1)	A reconciliation from gross profit to segment income is found on the following page.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income

The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit excluding the impact of fair value adjustments to inventory acquired in an acquisition and the timing impact of hedge ineffectiveness, less selling and administrative expense. A reconciliation from gross profit to segment income for the three and nine months ended September 30, 2014 and 2013 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Gross profit	$422	$394	$1,095	$1,068
Fair value adjustment to inventory (1)	4	—	19	—
Impact of hedge ineffectiveness (1)	(3)	—	1	—
Selling and administrative expense	(95)	(113)	(302)	(319)
Segment income	$328	$281	$813	$749

(1) Included in cost of products sold

Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2014	2013	2014	2013

Americas Beverage	$570	$583	$1,713	$1,717
North America Food	236	249	628	652
European Beverage	474	481	1,358	1,344
European Food	787	543	1,715	1,349
Asia Pacific	310	300	924	877
Total reportable segments	2,377	2,156	6,338	5,939
Non-reportable segments	217	233	632	646
Total net sales	$2,594	$2,389	$6,970	$6,585

Segment Income

Americas Beverage	$77	$83	$241	$244
North America Food	40	26	107	98
European Beverage	81	82	223	211
European Food	107	63	196	134
Asia Pacific	38	32	108	100
Total reportable segments	343	286	875	787
Non-reportable segments	26	31	72	84
Corporate and other unallocated items	(41)	(36)	(134)	(122)
Total segment income	$328	$281	$813	$749

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items
The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income attributable to Crown Holdings, as reported	$244	$101	$374	$275
Items, net of tax:
Hedge ineffectiveness (1)	(2)		1
Fair value adjustment to inventory (2)	3	—	13	—
Restructuring and other (3)	6	26	82	33
Loss from early extinguishment of debt (4)	27	—	27	28
Income taxes (5)	(90)	18	(90)	18
Net income before the above items	$188	$145	$407	$354

Income per diluted common share as reported	$1.76	$0.73	$2.70	$1.94
Income per diluted common share before the above items	$1.36	$1.04	$2.94	$2.5

Effective tax rate as reported	(18.2)%	34.4%	8.7%	29.4%
Effective tax rate before the above items	21.6%	23.9%	24.6%	25.1%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. GAAP. The Company believes these non-GAAP measures are useful in evaluating the performance of the Company’s ongoing business.

(1)
In the third quarter and first nine months of 2014, the Company recorded income of $3 million ($2 million net of tax) and a charge of $1 million ($1 million net of tax) in cost of products sold related to hedge ineffectiveness caused primarily by volatility in the metal premium component of aluminum prices. This ineffectiveness creates a timing issue whereby the Company is required to recognize a portion of its unrealized hedging gains or losses immediately in earnings rather than when the amounts are subsequently realized and passed through to customers in the form of adjusted selling prices.

(2)
In the third quarter and first nine months of 2014, the Company recorded charges of $4 million ($3 million net of tax) and $19 million ($13 million net of tax) in cost of products sold for fair value adjustments related to the sale of inventory acquired in its acquisition of Mivisa.

(3)
In the third quarter and first nine months of 2014, the Company recorded restructuring and other charges of $11 million ($9 million net of tax) and $38 million ($32 million net of tax) for the closure of a food plant, incremental costs incurred due to an ongoing labor dispute in the Company’s Americas Beverage segment and other costs related to previously announced restructuring actions. In the third quarter and first nine months of 2013, the Company recorded restructuring and other charges of $33 million ($28 million net of tax) and $41 million ($35 million net of tax) for costs related to restructuring actions.

In the third quarter and first nine months of 2014, the Company recorded gains of $3 million ($3 million net of tax) and charges of $53 million ($50 million net of tax) primarily for asset sales and impairments related to the divestment of certain operations and transaction costs incurred in connection with its acquisition of Mivisa. In the third quarter of 2013, the Company recorded gains on asset sales of $2 million ($2 million net of tax).

(4)
In the third quarter of 2014, the Company recorded a charge of $34 million ($27 million net of tax) for premiums paid and the write off of deferred financing fees in connection with the redemption of its outstanding €500 million senior notes due 2018. In the first quarter of 2013, the Company recorded a charge of $38 million ($28 million net of tax) in connection with the redemption of its outstanding $400 million senior notes.

(5)
In the third quarter of 2014, the Company recorded an income tax benefit of $90 million in connection with the reversal of tax valuation allowances in France. In the third quarter of 2013, the Company recorded tax charges of $18 million to reduce the value of its deferred tax assets due to a change in U.K. corporate income tax rates, and to recognize the impact of a new tax law in Greece that eliminates a Company’s ability to maintain tax free reserves.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2014	2013
Assets
Current assets
Cash and cash equivalents	$380	$236
Receivables, net	1,385	1,459
Inventories	1,473	1,331
Prepaid expenses and other current assets	370	218
Total current assets	3,608	3,244

Goodwill	3,067	2,010
Property, plant and equipment, net	2,447	2,097
Other non-current assets	695	691
Total	$9,817	$8,042

Liabilities and equity
Current liabilities
Short-term debt	$157	$363
Current maturities of long-term debt	90	172
Accounts payable and accrued liabilities	2,519	2,179
Total current liabilities	2,766	2,714

Long-term debt, excluding current maturities	5,200	3,718
Other non-current liabilities	1,303	1,429

Noncontrolling interests	278	285
Crown Holdings shareholders' equity/(deficit)	270	(104)
Total equity	548	181
Total	$9,817	$8,042

Note: In accordance with applicable accounting standards, prior year amounts have been revised to account for final purchase accounting adjustments from the acquisition of Superior Multi-Packaging, Ltd. in the fourth quarter of 2012.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Nine Months Ended September 30,	2014	2013

Cash flows from operating activities
Net income	$439	$349
Depreciation and amortization	135	98
Restructuring and other	91	39
Pension expense	41	58
Pension contributions	(63)	(63)
Stock-based compensation	18	17
Working capital changes and other	(652)	(622)
Net cash provided by/(used for) operating activities (A)	9	(124)

Cash flows from investing activities
Capital expenditures	(212)	(181)
Purchase of business	(733)	—
Insurance proceeds	—	8
Proceeds from sale of assets and divestitures	31	16
Other	2	(21)
Net cash used for investing activities	(912)	(178)

Cash flows from financing activities
Net change in debt	790	549
Purchase of noncontrolling interests	(93)	—
Debt issue costs	(41)	—
Dividends paid to noncontrolling interests	(45)	(65)
Common stock repurchased	(2)	(300)
Other, net	(3)	3
Net cash provided by financing activities	606	187

Effect of exchange rate changes on cash and cash equivalents	(12)	1

Net change in cash and cash equivalents	(309)	(114)
Cash and cash equivalents at January 1	689	350

Cash and cash equivalents at September 30	$380	$236

(A)
Free cash flow is defined by the Company as net cash provided by/used for operating activities less capital expenditures and certain other items. A reconciliation from net cash provided by/used for operating activities to free cash flow for the three and nine months ended September 30, 2014 and 2013 follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net cash provided by/(used for) operating activities	$126	$127	$9	$(124)
Premiums paid to retire debt early	28	—	28	23
Adjusted net cash provided by/(used for) operating activities	154	127	37	(101)
Capital expenditures	(63)	(57)	(212)	(181)
Insurance proceeds from Thailand flooding	—	—	—	8
Free cash flow	$91	$70	$(175)	$(274)